SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant:	☐
Filed by a Party other than the Registrant:	☒

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

CROWN CRAFTS, INC.

(Name of Registrant as Specified in its Charter)

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.
WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I
WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.
WYNNEFIELD CAPITAL MANAGEMENT, LLC
WYNNEFIELD CAPITAL, INC.
CHANNEL PARTNERSHIP II, L.P.
NELSON OBUS
JOSHUA H. LANDES

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

ANNUAL MEETING OF STOCKHOLDERS OF
CROWN CRAFTS, INC.

_____________________________________________

PROXY STATEMENT OF THE
WYNNEFIELD GROUP

To Our Fellow Stockholders:

This proxy statement and the enclosed GOLD proxy card are being furnished to stockholders of Crown Crafts, Inc. (the “Company”) in connection with the solicitation of proxies by the Wynnefield Group (the “Wynnefield Group”, “we” or “us”) to be used at the 2007 annual meeting of stockholders of the Company, including any adjournments or postponements thereof and any meeting held in lieu thereof (the “2007 Annual Meeting”). The 2007 Annual Meeting is scheduled to be held on Tuesday, August 14, 2007 at 10:00 a.m. central daylight time at the Company’s executive offices, located at 916 South Burnside Avenue, Third Floor, Gonzales, Louisiana 70737. This proxy statement and the GOLD proxy card are first being furnished to stockholders on or about July 16, 2007.

THIS SOLICITATION IS BEING MADE BY THE WYNNEFIELD GROUP AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY (THE “BOARD”).

We are soliciting your proxy for the 2007 Annual Meeting in support of the following proposal:

(1) To elect Nelson Obus and Frederick G. Wasserman (collectively, the “Nominees”) to serve as Class I Directors of the Company until the 2010 annual meeting of stockholders or until their respective successors have been duly elected and qualified.

Stockholders who own shares of the Company’s Series A common stock, $0.01 par value per share (the “Series A Common Stock”) at the close of business on June 15, 2007, the record date for the 2007 Annual Meeting (the “Record Date”), as determined by the Company’s Board, and as set forth in the Company’s proxy statement for the 2007 Annual Meeting, will be entitled to vote at the 2007 Annual Meeting. Each stockholder is entitled to one vote for each share of Series A Common Stock the stockholder owned as of the Record Date.

According to the Company’s proxy statement for the 2007Annual Meeting, as of the Record Date, there were 10,005,192 shares of Series A Common Stock outstanding and entitled to vote at the 2007 Annual Meeting, held by approximately 640 holders of record.

As of the Record Date, the Wynnefield Group is the Company’s largest stockholder and beneficially owns and/or has the right to vote, in the aggregate, 1,463,335 shares of Series A Common Stock, representing approximately 14.6% of the Company’s outstanding Series A Common Stock. The Wynnefield Group intends to vote such shares of Series A Common Stock FOR the election of our Nominees, and FOR the candidates who have been nominated by the Company other than William T. Deyo, Jr. and Steven E. Fox.

OUR NOMINEES ARE COMMITTED TO ACTING IN THE BEST INTERESTS OF ALL STOCKHOLDERS. WE BELIEVE THAT YOUR VOICE IN THE FUTURE OF THE COMPANY CAN BEST BE EXPRESSED THROUGH THE ELECTION OF OUR NOMINEES. ACCORDINGLY, THE WYNNEFIELD GROUP URGES YOU TO VOTE YOUR GOLD PROXY CARD FOR OUR NOMINEES.

As explained in the detailed instructions on your GOLD proxy card, there are three ways you may vote. You may:

1. If your shares are registered in your own name, sign, date and return the enclosed GOLD proxy card directly to the Wynnefield Group in the enclosed postage-paid envelope, or to the Company, with a photostatic copy to the Wynnefield Group, c/o MacKenzie Partners, Inc., at the address set forth on the back cover. We recommend that you vote on the GOLD proxy card even if you plan to attend the 2007 Annual Meeting.

If your shares are held in the name of a brokerage firm, bank, or nominee on the Record Date, only such brokerage firm, bank, or nominee can vote such shares and only upon receipt of your specific instructions. Accordingly, please promptly contact the person responsible for your account at such institution and instruct that person to execute and return the GOLD proxy card on your behalf. Please do this for each account you maintain to ensure that all of your shares are voted. The Wynnefield Group urges you to confirm your instructions in writing to the person responsible for your account and to provide a copy of such instructions to the Wynnefield Group at the address set forth on the back cover, so that we are aware of all instructions and can attempt to ensure that such instructions are followed.

2. Vote in person by attending the 2007 Annual Meeting. Written ballots will be distributed to stockholders who wish to vote in person at the 2007 Annual Meeting. If you hold your shares through a bank, broker or other custodian, you must obtain a legal proxy from such custodian in order to vote in person at the meeting.

3. Deliver your voting instructions by telephone or over the Internet. Instructions for voting by telephone or over the Internet may be found on the GOLD proxy card.

WE URGE YOU NOT TO SIGN ANY WHITE PROXY CARD SENT TO YOU BY THE COMPANY. IF YOU HAVE ALREADY VOTED THE COMPANY’S WHITE PROXY CARD, YOU MAY REVOKE YOUR PREVIOUSLY SIGNED PROXY BY SIGNING AND RETURNING A LATER-DATED GOLD PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR BY DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE WYNNEFIELD GROUP OR TO THE SECRETARY OF THE COMPANY.

HOLDERS OF SHARES AS OF THE RECORD DATE ARE URGED TO SUBMIT A GOLD PROXY CARD EVEN IF YOUR SHARES WERE SOLD AFTER THE RECORD DATE. IF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, BANK NOMINEE OR OTHER INSTITUTION ON THE RECORD DATE, ONLY THAT INSTITUTION CAN VOTE THOSE SHARES AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS. ACCORDINGLY, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT THAT PERSON TO SIGN AND RETURN ON YOUR BEHALF THE GOLD PROXY CARD AS SOON AS POSSIBLE.

The Wynnefield Group has retained MacKenzie Partners, Inc. to assist us in communicating with stockholders in connection with the proxy solicitation and to assist in efforts to obtain proxies. If you have any questions about executing your GOLD proxy, or if you require assistance, please contact:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016

Call Collect: (212) 929-5500

or

Call Toll−Free: 1-800-322-2885
E-Mail: proxy@MacKenziepartners.com

INTRODUCTION

The Company has a classified board, currently consisting of three (3) Class I directors, two (2) Class II directors and two (2) Class III directors. At each annual meeting of stockholders, directors are duly elected for a full term of three years to succeed those whose terms are expiring. At the 2007 Annual Meeting, three persons will be elected as Class I directors of the Company. Each person elected as a Class I director is elected to hold office until the 2010 annual meeting and until his or her respective successor shall have been duly elected and qualified. The Class II and Class III directors currently serve until the annual meetings of stockholders to be held in 2009 and 2008, respectively.

We have provided written notice to the Company of our intent to nominate two directors, Nelson Obus and Frederick G. Wasserman, for election to the Board as Class I directors at the 2007 Annual Meeting, and are soliciting your proxy in support of their election. We believe our Nominees are highly qualified individuals based on their extensive business and professional experience. A quorum of stockholders is necessary to transact business at the 2007 Annual Meeting. The presence, in person or by proxy, of shares of Series A Common Stock representing a majority of the shares of Series A Common Stock outstanding and entitled to vote on the Record Date is necessary to constitute a quorum at the 2007 Annual Meeting. Abstentions and broker non-votes count as present for establishing a quorum. If a quorum is present at the 2007 Annual Meeting, our Nominees will be elected if they receive the affirmative votes of a plurality of the votes cast. The three nominees receiving the highest number of votes cast will be elected to the Board.

In the event the Company purports to increase the number of directorships pursuant to its bylaws, or otherwise increases the number of directors to be elected at the 2007 Annual Meeting, we reserve the right to nominate additional persons as directors to fill any vacancies created by the increase or to fill any additional positions on the Board which the Company’s stockholders shall vote on at the 2007 Annual Meeting.

REASONS TO VOTE
FOR THE WYNNEFIELD GROUP’S NOMINEES

For the reasons set forth in detail below, the Wynnefield Group has lost confidence in the ability and willingness of the Company’s Board to develop and implement an effective business plan, grow the Company’s business and to generate greater value for the benefit of all its stockholders. We are nominating Nelson Obus and Frederick G. Wasserman as directors because we believe that they will act to maximize stockholder value in the best interests of all stockholders, rather than allowing the Company to drift along with revenues that continue to decline and allowing stockholder value to languish. The background of our Nominees is included in the section of this proxy statement entitled “Proposal 1: Election of Directors.”

We are, and have been for eight years, the Company’s largest stockholder, currently holding approximately 14.6% of the Series A Common Stock. As such, we are proposing to elect two independent directors to the Company’s Board to represent the interests of all stockholders, not just management who, collectively with the incumbent Board, own only approximately 12.2% of the outstanding common stock. As a significant long-time investor, the Wynnefield Group believes that it is appropriate for it to have representation on the Board so it can protect the interests of all of the Company’s outside stockholders.

The Wynnefield Group has been concerned for some time with the failure of management, under the direction of the Company’s Board, to generate any long-term growth and build stockholder value. Over the past few years, as the most significant stockholder, we have had discussions with the Company in which we have requested representation on the Board, which requests have been consistently rebuffed by the Company. In November of 2005, we entered into an agreement with the Company which allowed one of our proposed Nominees, Frederick G. Wasserman, to attend and act as a non-voting observer at Board meetings and its committee meetings on behalf of the Wynnefield Group. The Wynnefield Group, through Mr. Wasserman and otherwise, has attempted to instill some new thinking with respect to a number of strategic and other matters as further discussed below. The Board and the Company’s management, however, remain non-responsive with respect to the expressed concerns of the Wynnefield Group. On June 28, 2007, the Board terminated Mr. Wasserman’s observer status. In light of the Company’s continued sub-par revenue-generating performance, deteriorating stock price and the Board’s intransigence to change, we believe that at the present time it is in the interests of all of the stockholders that our Nominees be elected to the Board in order give you a voice and a vote.

In our opinion, the current Board has failed to establish and implement a plan to systematically and organically grow the Company’s business. During fiscal year 2006 and again in fiscal year 2007, the Company’s sales continue to shrink. Under the direction of the current Board, the Company has failed to develop significant new products that have been successful in the marketplace or to make any meaningful improvement in the Company’s market penetration for its existing products, including making inroads with any major new customers. In fact, as the Company remains unable to capitalize on market opportunities, the Company’s sales performance continues to stagnate. Specifically, net sales, after falling by 13.4% from fiscal year 2005 to fiscal year 2006, continued their seven-year decline and fell once again in fiscal year 2007. Operating income has been essentially flat over the past four years ($7.4 million, $6.2 million, $7.0 million and $7.9 million in fiscal years 2004, 2005, 2006 and 2007, respectively) and has trended down over the last six months of fiscal year 2007 as compared to the comparable period in fiscal year 2006. In our opinion, the Board has failed to develop an appropriate business plan to reverse the continued decline in net sales and revitalize the Company’s moribund business performance.

While the Company successfully completed its 2006 financial restructuring, an improved capital structure is not a panacea for poor operating performance and a stock price that has declined by roughly 35% over the past four months. Though the stock price responded positively to the Company’s financial restructuring, peaking at $6.10 on February 2, 2007, the stock has fallen significantly since then, and has traded in a narrow range around $4.00 for the past few months. While reflecting, in part, investor concern about a recall in early 2007 of certain baby bibs produced by the Company due to lead levels, we believe the stock price decrease illustrates the operational vulnerability of the Company.

The Company currently faces a number of significant hurdles in its business. The infant consumer products industry remains highly competitive. The relative small size of the Company, in contrast to its larger, more heavily capitalized competitors, puts the Company in a significant disadvantage when competing with respect to customer shelf space. The Company has historically faced significant problems in terms of achieving market penetration, a situation which in our opinion the Company has not effectively addressed. The Company derives a large percentage of its revenues from a small number of customers and has been unable to successfully expand its customer base. In fiscal year 2007, Wal-Mart Stores, Inc., Toy R Us, Inc. and Target Corporation accounted for 39%, 23% and 16% of the Company’s gross sales, respectively. Such an unhealthy concentration of the top three customers representing 78% of gross sales obviously results in significant business risk. The Company acknowledges that a loss of one or more of these customers would result in a material decrease in revenue and operating income. In addition, the Company is heavily dependent on the sale of licensed products, which represented 39% of the Company’s gross sales in fiscal year 2007. The Company acknowledges that if it is unable to renew its major licenses or obtain new licenses, the Company could experience a material loss of revenue.

In light of these circumstances, we have urged the Company to fully explore strategic alternatives to maximize stockholder value, including possible strategic combinations or a sale of all or part of the Company’s business, if appropriate. In this regard, we believe that the Company should immediately retain a recognized investment banking firm to analyze the Company and assist the Board in exploring and evaluating alternatives to maximize stockholder value. Despite our urging on this point, the Company has refused to comprehensively review its strategic options. Our Nominees will seek to enhance stockholder value by diligently exploring and, if appropriate, recommending consideration of a potential strategic transaction. We are a long-term value investor in the Company, not short-term speculators. We have a lengthy history of making long-term investments in companies and building long-term stockholder value for all stockholders. Nonetheless, we question the wisdom of Crown Craft remaining an independent company.

During the past two years, while our Nominee, Mr. Wasserman, has served as a non-voting observer to the Board, we have repeatedly recommended to the Board and management that they adopt a repurchase program for the Company’s common stock, as one way to increase the price of its shares. After the announcement of the recall program for the Company’s bibs in February, 2007, after the price of the common stock lost roughly 35% of its value, we again urged the Board to adopt a stock repurchase program, but to no avail. On June 29, 2007, shortly after receiving our letter confirming our intent to nominate our Nominees for election to the Board, the Company issued a press release announcing that it had formed a Capital Committee “authorized to cause” the Company to spend up to $6 million to repurchase its common stock between July 1, 2007 and July 1, 2008.

While we are pleased that the Company has finally taken our advice and initiated steps to adopt a buy-back program which we have long championed, if we were cynical, we might suspect that the timing of the announcement had more to do with trying to defeat our nomination by currying favor with stockholders then the

Board’s sudden conversion to increasing stockholder value. Nonetheless, after ignoring our request to implement a stock buy-back program during the years prior to our nomination letter, now, with the Board’s formation of the Capital Committee, we believe that our nomination of Messrs. Obus and Wasserman has already borne fruit. However, the Company’s action only “authorizes” the newly-created Capital Committee “to cause” the Company to repurchase some of its shares; it does not require the Capital Committee to take any action. Our Nominees, if elected, are committed to making sure that this is not a tactic which may never be executed and may be abandoned by the Board after the 2007 Annual Meeting, and to fully implementing the buy-back, together with other strategic plans we have recommended.

The Wynnefield Group is also concerned about deficiencies in the Company’s corporate governance practices. We believe that the Company’s staggered Board structure serves only to entrench the existing directors and is not consistent with modern trends in corporate governance. Members of a staggered board may be less accountable to the stockholders of a corporation than directors who are elected on an annual basis since they only face re-election once every three years. We further believe that, for the same reason, having a staggered board serves to protect the interests of management rather than serving the interests of the stockholders. Leading independent stockholder advisory services have long debunked the rationale for staggered boards as preserving director continuity. We believe that modern governance thinking now recognizes staggered boards for what they are — an old style entrenchment technique protecting the incumbent board at the expense of stockholder democracy. The Company’s Board should be fully accountable to the stockholders of the Company, which accountability is best served by annual elections of a complete Board. Our Nominees will support annual elections of the entire Board and push for repeal of the staggered board in the Company’s charter.

We are further troubled by the lack of transparency in the financial arrangements between certain members of the Company’s Compensation Committee and the Company’s executive officers. Steven E. Fox, a Company nominee for director to the Board and long-term director of the Company, is a member of the Board’s Compensation Committee, which is responsible, among other things, for determining the compensation of Mr. E. Randall Chestnut, the Company’s CEO. In turn, Mr. Chestnut has selected the Company’s outside counsel, which for years has been the law firm of Rogers & Hardin, LLP, of which Mr. Fox is a partner. The governance policy of the Compensation Committee requires that its members be independent — neither officers nor inside directors — in order to avoid conflicts of interest or the appearance of conflicts of interest.

The total amount of legal fees the Company pays to Rogers & Hardin LLP for legal services is not disclosed in the Company’s proxy statement for the 2007 Annual Meeting. The Company simply discloses that the amount paid to Rogers & Hardin for services rendered to the Company in fiscal year 2007 did not exceed 1% of Rogers & Hardin’s gross revenues during that time. Since the financials of Rogers & Hardin are not publicly available information, such disclosure is of limited value. While the actual legal fee information may not technically be required by the SEC’s disclosure rules, the Wynnefield Group believes that, under the circumstances, for the sake of complete transparency given Mr. Fox’s role in fixing the CEO’s compensation, the amount of fees payable to the director’s law firm should be fully disclosed. Following the public filing of our preliminary proxy statement with the SEC, in which we focused attention on the lack of disclosure of the legal fees the Company paid to Rogers & Hardin, the Company’s definitive proxy statement for the 2007 Annual Meeting now states that Mr. Fox has notified the Company that he will resign from the Compensation Committee immediately following the annual meeting if he is re-elected to the Board.

Lastly, we are concerned that the Company has not publicly disclosed any succession plan that would address the possibility of the current CEO being unable to carry out any of his duties and obligations. We believe that it is consistent with prudent corporate practice for the Company to publicly disclose and implement a viable succession plan. Failure to do so, we believe, is evidence of the Board’s failure to fulfill its fiduciary duty to the stockholders. By creating a succession vacuum, the Board essentially prevents stockholders from challenging the actions of the CEO for fear that he would resign, leaving the Company leaderless.

Our Nominees, if elected, will constitute a minority of the Board. Accordingly, the Nominees, even if voting together, will not be able to adopt any measures without the support of other members of the current Board. Nevertheless, the Nominees will have an opportunity to articulate and raise their concerns about the Company’s business practices and strategic plans with the rest of the Board members.

The Wynnefield Group believes that the current Board has grown stale and needs an infusion of new blood and fresh thinking. The election of our Nominees to the Board will add to the Board persons with the financial expertise, business acumen and commitment to stockholders, necessary to provide new ideas for improving the Company’s performance and building stockholder value.

WE BELIEVE THE ELECTION OF THE WYNNEFIELD GROUP’S NOMINEES WILL PROVIDE THE COMPANY WITH ABLE PERSONS TO ASSIST AND ADVISE MANAGEMENT IN ADDRESSING CONCERNS IN THE AREAS OF STRATEGIC PLANNING AND CORPORATE GOVERNANCE. ELECTION OF THE WYNNEFIELD GROUP’S NOMINEES WILL SEND A CLEAR MESSAGE TO THE COMPANY’S BOARD THAT THEY MUST TAKE IMMEDIATE STEPS TO INCREASE STOCKHOLDER VALUE.

In moving forward with their nominations of the Nominees to the Board, the Wynnefield Group is seeking to bring a level of accountability and focus to the Board that has been lacking, and increase value for all of the stockholders of the Company.

Our Nominees are committed to work constructively with the Board to promptly address the critical issues facing the Company and, if elected, will take the steps necessary to enhance value for all stockholders. Given the Board’s disappointing track record, we believe that it is in the best interest of all Company stockholders that the Wynnefield Group’s Nominees be elected at the 2007 Annual Meeting so that they may promptly begin working constructively with management and the Company’s other directors to deliver improved financial results, implement best practices in corporate governance and adopt a strategy to enhance value for all stockholders.

We believe that your voice in the future of the Company can best be expressed through the election of our Nominees. Accordingly, we urge you to vote your GOLD proxy card FOR the election of Nelson Obus and Frederick G. Wasserman to the Board.

YOUR VOTE IS IMPORTANT.

IN ORDER TO CONVINCE MANAGEMENT TO FOLLOW THE RECOMMENDATIONS OF THE OUTSIDE STOCKHOLDERS TO CONSIDER A VIABLE STRATEGIC PLAN AND ADOPT BEST PRACTICES OF CORPORATE GOVERNANCE, WE URGE YOU TO ELECT OUR NOMINEES TO THE BOARD. WE URGE THE OUTSIDE STOCKHOLDERS VOTE TO ELECT THE NOMINEES BY AS LARGE A VOTE AS POSSIBLE SO YOUR VOICE WILL BE HEARD.

THE WYNNEFIELD GROUP STRONGLY RECOMMENDS THAT YOU VOTE TO PROTECT YOUR INTEREST AS A STOCKHOLDER OF THE COMPANY BY SIGNING, DATING, AND RETURNING THE GOLD PROXY CARD TODAY.

About the Wynnefield Group

The solicitation of proxies is made by the Wynnefield Group and the Nominees. The business address of the Wynnefield Group is 450 Seventh Avenue, Suite 509, New York, New York 10123.

The Wynnefield Group consists of Wynnefield Partners Small Cap Value, L.P., a Delaware limited partnership (“Wynnefield Partners LP”); Wynnefield Partners Small Cap Value, L.P. I, a Delaware limited partnership (“Wynnefield Partners I”); Wynnefield Small Cap Value Offshore Fund, Ltd., a private investment company organized under the laws of the Cayman Islands (“Wynnefield Offshore”); Wynnefield Capital Management, LLC, a New York limited liability company that is the general partner of Wynnefield Partners LP and Wynnefield Partners I (“WCM”); Wynnefield Capital, Inc., a Delaware corporation (“WCI”) that is the sole investment manager of Wynnefield Offshore; Channel Partnership II, L.P., a limited partnership (“Channel”); Joshua H. Landes, as vice-president of WCI and co-managing member of WCM; and Nelson Obus, individually and as president of WCI, co-managing member of WCM and general partner of Channel.

Additional information concerning the Wynnefield Group is set forth below under the heading “Certain Information Regarding the Participants and Nominees.”

PROPOSAL 1

ELECTION OF THE WYNNEFIELD GROUP’S NOMINEES

The Company has a classified board, currently consisting of three (3) Class I directors, two (2) Class II directors and two (2) Class III directors. At each annual meeting of stockholders, directors are duly elected for a full-term of three years to succeed those whose terms are expiring. At the 2007 Annual Meeting, three persons will be elected as Class I directors of the Company. Each person elected as a Class I director is elected to hold office until the 2010 annual meeting and until his or her respective successor shall have been duly elected and qualified. The Class II and Class III directors currently serve until the annual meetings of stockholders to be held in 2009 and 2008, respectively.

At the 2007 Annual Meeting, the Wynnefield Group will seek to elect two (2) Class I directors - Nelson Obus and Frederick G. Wasserman, each of whom has consented to being named in this proxy statement and to serving as a director, if elected, to fill two (2) of the three (3) open director seats, in opposition to William T. Deyo, Jr. and Steven E. Fox, two of the Company’s nominees. Nelson Obus and Frederick G. Wasserman will be elected if they receive a plurality of the votes cast. The three persons receiving the highest number of votes will be elected to the Board. The Company’s proxy statement for the 2007 Annual Meeting provides that abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Proxies withholding authority to vote for the Nominees and broker non-votes will not count as affirmative votes for the Nominees. If elected, the Nominees would be entitled to serve until the annual meeting of the Company’s stockholders to be held in 2010.

You must sign and return the Wynnefield Group’s GOLD proxy card to vote for Messrs. Obus and Wasserman.

Name, Age and Business Address	Present Principal Occupation or Employment and Business Experience During Last Five Years; Current Directorships

Nelson Obus 60 years old c/o Wynnefield Partners Small Cap Value, L.P. 450 Seventh Avenue New York, New York 10123

Mr. Obus has co-managed Wynnefield Partners Small Cap Value, L.P. since its inception in November 1992, Wynnefield Partners Small Cap Value, L.P. I since its inception in July 1997, and Wynnefield Small Cap Value Offshore Fund, Ltd. since its inception in January 1997. Mr. Obus has served as president of Wynnefield Capital, Inc. and as co-managing member of Wynnefield Capital Management, LLC since 1992. From February 1990 until September 1992 he was Research Director of Schafer Capital Management, Inc., and Schafer Cullen Management, Inc. Prior thereto, Mr. Obus worked at Lazard Freres & Co. for eight years as an analyst, account executive, and research director in its institutional sales department. He received a B.A. from New York University and an M.A. and A.B.D. from Brandeis University in Politics. Before working in the financial sector, Mr. Obus worked as an educator and land manager in the environmental field. He currently serves on the board of directors of Layne Christensen Company and is also a member of its Compensation Committee and Audit Committee of the board of directors. Mr. Obus has been nominated to serve as a member of the board of directors of Gilman + Ciocia, Inc., a regional tax preparation and investment advisory company subject to approval by that company’s stockholders of a pending financing transaction. He previously served as a director of Sylvan Food Holdings, Inc.

Frederick G. Wasserman 52 years old 4 Nobadeer Drive Pennington, NJ 08534

Mr. Wasserman is currently a financial management consultant. Until December 31, 2006, Mr. Wasserman was the Chief Operating/Financial Officer for Mitchell & Ness Nostalgia Co., a privately-held manufacturer and distributor of licensed sportswear and authentic team apparel. Prior to Mitchell & Ness, Mr. Wasserman served as the President of Goebel of North America, a U.S. subsidiary of the German specialty gift maker, from 2001 to 2005. Mr. Wasserman held several positions, including Chief Financial Officer and President with Goebel of North America in 2001. Prior to Goebel, Mr. Wasserman held several positions, including Interim President and full-time

Name, Age and Business Address	Present Principal Occupation or Employment and Business Experience During Last Five Years; Current Directorships

Chief Financial Officer with Papel Giftware from 1995 to 2001. He has also served in senior executive and managerial roles at both Chelsea Marketing and Sales and The Score Board, Inc. Mr. Wasserman spent the first 13 years of his career in the public accounting profession, serving at Most, Horowitz & Company; Coopers & Lybrand; and Richard A. Eisner & Company. Mr. Wasserman also serves as a director of Acme Communications, Inc., Allied Defense Group, Inc., and Teamstaff, Inc. and has been nominated to serve as a member of the board of directors of Gilman + Ciocia, Inc., a regional tax preparation and investment advisory company subject to approval by that company’s stockholders of a pending financing transaction. Mr. Wasserman received a B.S. in Economics from The Wharton School of the University of Pennsylvania in 1976 where he majored in Accounting.

In April 2006, the Securities and Exchange Commission filed a civil action alleging that Nelson Obus, the Wynnefield Capital investment funds, and two other individuals, in June 2001 engaged in insider trading in the securities of SunSource, a public company that had been in the portfolio of the Wynnefield Capital investment funds for years. Mr. Obus, the Wynnefield Capital investment funds, and the other defendants emphatically deny the allegations and are vigorously contesting the case, which remains in the early stages of discovery.

Each of the Nominees has consented to serve as a director until the expiration of his respective term and until such Nominee’s successor has been elected and qualified or until the earlier resignation or removal of such Nominee. We have no reason to believe that any of the Nominees named above will be disqualified or unable or unwilling to serve if elected. However, if either of the Nominees is unable to serve or for good cause will not serve, proxies may be voted for another person nominated by us to fill the vacancy.

In the event the Company purports to increase the number of nominees to be elected at the annual meeting pursuant to its bylaws, we reserve the right to nominate such number of additional persons as directors as necessary to fill any vacancies created by the increase and to vote the GOLD proxies in favor of the election of such nominees.

There is no assurance that any of the Company’s nominees will serve as directors if Messrs. Obus or Wasserman are elected to the Board. In the event that one or more of the Wynnefield Group’s Nominees is elected and that one or more of the Company’s nominees declines to serve with such Nominee or Nominees, the Bylaws of the Company provide that director vacancies may be filled by majority vote of the directors then in office.

If either of Messrs. Obus or Wasserman are unable to serve as directors, Max W. Batzer, Nelson Obus and Jeffrey S. Tullman, the named proxies on the attached GOLD card, or their designees, will vote for the election of an alternative nominee as may be proposed by the Wynnefield Group.

OTHER MATTERS TO BE CONSIDERED
AT THE 2007 ANNUAL MEETING

We are not aware of any other proposals to be brought before the 2007 Annual Meeting. Should other proposals be brought before the 2007 Annual Meeting, the persons named as proxies in the enclosed GOLD proxy card will vote on such matters in their discretion.

CERTAIN INFORMATION REGARDING THE PARTICIPANTS AND NOMINEES

On November 4, 2005, Wynnefield Capital, Inc., Frederick G. Wasserman and the Company entered into an agreement whereby Frederick G. Wasserman, one of the current Nominees to the Board, was given the right on behalf of Wynnefield, to participate in all meetings of the Company’s Board and Committees, as a non-voting observer. This agreement was terminated by the Company on June 28, 2007, following the Wynnefield Group delivering its nomination letter to the Company with respect to the Nominees.

Neither any Wynnefield Group member nor any Nominee, nor any associate of any Wynnefield Group member or any Nominee has any interest in the matters to be voted upon at the 2007 Annual Meeting, other than an interest, if any, as a stockholder of the Company or, with respect to the Nominees, as a nominee for director.

Except as otherwise described herein, neither any Wynnefield Group member, any Nominee nor any associate of any Wynnefield Group member or any Nominee is now, or within the past year has been, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company (including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies).

Except as otherwise described herein, neither any Wynnefield Group member, any Nominee, nor any associate of any Wynnefield Group member or any Nominee: (1) has engaged in or has a direct or indirect interest in any transaction or series of transactions since the beginning of the Company’s last fiscal year, or in any currently proposed transaction, to which the Company or any of its subsidiaries is a party where the amount involved was in excess of $120,000; (2) has borrowed any funds for the purpose of acquiring or holding any securities of the Company; (3) has any arrangement or understanding with any person regarding any future employment by the Company or its affiliates, or any future transaction to which the Company or any of its affiliates will or may be a party; or (4) is the beneficial or record owner of any securities of the Company or any parent or subsidiary thereof.

Additional information concerning the Wynnefield Group and the Nominees, including, but not limited to, beneficial ownership of and transactions in the Series A Common Stock, is set forth in Appendices A and B hereto. Each of the individuals listed in Appendix A is a citizen of the United States.

OTHER MATTERS

The Company’s proxy statement contains information regarding: (1) securities ownership of certain beneficial owners and management; (2) meetings and committees of the Board; (3) the background of the Company’s nominees for the Board; (4) the compensation and remuneration paid and payable to the Company’s directors and management; (5) voting procedures, including the share vote required for approval or election, at the 2007 Annual Meeting; (6) the submission of stockholder proposals at the Company’s next annual meeting of stockholders; and (7) information regarding fees and services of the Company’s independent auditors. The Wynnefield Group has no knowledge of the accuracy or completeness of the Company’s disclosures in its proxy materials.

SOLICITATION; EXPENSES

Proxies may be solicited by the Wynnefield Group by mail, advertisement, telephone, facsimile, and personal solicitation. Banks, brokerage houses, and other custodians, nominees, and fiduciaries will be requested to forward the Wynnefield Group’s solicitation material to their customers for whom they hold shares and the Wynnefield Group will reimburse them for their reasonable out-of-pocket expenses.

The Wynnefield Group has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies and for related services. The Wynnefield Group will pay MacKenzie Partners, Inc. a retainer of $25,000, subject to final agreement, for its services and has agreed to reimburse it for its reasonable out-of-pocket expenses. The Wynnefield

Group has agreed to indemnify MacKenzie Partners, Inc. against certain liabilities and expenses, including certain liabilities under the federal securities laws. The Securities and Exchange Commission deems such indemnification to be against public policy. Approximately twenty-five employees of MacKenzie Partners, Inc. will be involved in the solicitation of proxies.

The entire expense of preparing, assembling, printing, and mailing this Proxy Statement and related materials and the cost of soliciting proxies will be borne by the Wynnefield Group.

Although no precise estimate can be made at the present time, the Wynnefield Group currently estimates that the total expenditures relating to the proxy solicitation incurred by us will be approximately $325,000 of which approximately $150,000 has been incurred to date. The Wynnefield Group intends to seek reimbursement from the Company for those expenses incurred by us in connection with this proxy solicitation, if any or all of our Nominees are elected, but does not intend to submit the question of such reimbursement to a vote of the stockholders.

VOTING AND REVOCATION OF PROXIES

For the proxy solicited hereby to be voted, the enclosed GOLD proxy card must be signed, dated, and returned to the Wynnefield Group, c/o MacKenzie Partners, Inc., in the enclosed envelope in time to be voted at the 2007 Annual Meeting. If you wish to vote for the Nominees, you must submit the enclosed GOLD proxy card and must NOT submit the Company’s WHITE proxy card. If you have already returned the Company’s WHITE proxy card, you have the right to revoke it as to all matters covered thereby signing, dating, and mailing the enclosed GOLD proxy card. If you later vote on the Company’s WHITE proxy card (even if it is to withhold authority to vote for the Company’s nominees), you will revoke your previous vote for the Nominees. ONLY YOUR LATEST DATED PROXY WILL COUNT AT THE 2007 ANNUAL MEETING. WE URGE YOU NOT TO RETURN ANY WHITE PROXY CARD SENT TO YOU BY THE COMPANY.

If your shares are held in the name of a brokerage firm, bank, or nominee, only such brokerage firm, bank, or nominee can vote such shares and only upon receipt of your specific instructions. Accordingly, please promptly contact the person responsible for your account at such institution and instruct that person to execute and return the GOLD proxy card on your behalf. You should also promptly sign, date, and mail the voting instruction form (or GOLD proxy card) that your broker or banker sends you. Please do this for each account you maintain to ensure that all of your shares are voted. If any of your shares were held in the name of a brokerage firm, bank, or nominee on the Record Date, you will need to give appropriate instructions to such institution if you want to revoke your proxy. IF YOU DO NOT GIVE INSTRUCTIONS TO YOUR BROKER, BANK OR OTHER NOMINEE, YOUR SHARES WILL NOT BE VOTED.

If your shares are held in the name of a brokerage firm, bank, or other nominee, that bank, brokerage firm or nominee may allow you to deliver your voting instructions by telephone or over the Internet. Stockholders whose shares are held by a brokerage firm, bank or nominee should refer to the voting instruction card forwarded to them by that brokerage firm, bank or other nominee holding their shares.

Execution of a GOLD proxy card will not affect your right to attend the 2007 Annual Meeting and to vote in person. Any proxy may be revoked as to all matters covered thereby at any time prior to the time a vote is taken by: (i) filing with the Secretary of the Company a later dated written revocation; (ii) submitting a duly executed proxy bearing a later date to the Wynnefield Group or to the Company; or (iii) attending and voting at the 2007 Annual Meeting in person. Attendance at the 2007Annual Meeting will not in and of itself constitute a revocation.

Although a revocation will be effective only if delivered to the Company, the Wynnefield Group requests that either the original or a copy of all revocations be mailed to the Wynnefield Group, c/o MacKenzie Partners, Inc., so that the Wynnefield Group will be aware of all revocations and can more accurately determine if and when the requisite proxies for the election of the Nominees as directors have been received. The Wynnefield Group may contact stockholders who have revoked their proxies.

Shares of Series A Common Stock represented by a valid and unrevoked GOLD proxy card will be voted as specified. Shares represented by a GOLD proxy card where no specification has been made will be voted FOR the Nominees.

Except as set forth in this Proxy Statement, the Wynnefield Group is not aware of any other matter to be considered at the 2007 Annual Meeting. The persons named as proxies on the enclosed GOLD proxy card will, however, have discretionary voting authority as such proxies regarding any other business that may properly come before the 2007 Annual Meeting. The proxies may exercise discretionary authority only as to matters unknown to the Wynnefield Group a reasonable time before this proxy solicitation.

Only holders of record of Series A Common Stock on the Record Date will be entitled to vote at the 2007 Annual Meeting. If you are a stockholder of record on the Record Date, you will retain the voting rights in connection with the 2007 Annual Meeting even if you sell such shares after the Record Date. Accordingly, it is important that you vote the shares of Series A Common Stock held by you on the Record Date, or grant a proxy to vote such shares on the GOLD proxy card, even if you sell such shares after such date.

The Wynnefield Group believes that it is in your best interest to elect the Nominees as directors at the 2007 Annual Meeting. THE WYNNEFIELD GROUP STRONGLY RECOMMENDS A VOTE FOR THE NOMINEES.

ADDITIONAL INFORMATION

The Wynnefield Group has filed with the SEC statements on Schedule 13D and various amendments thereto which contain information in addition to that furnished herein. The Schedule 13D and any amendments thereto may be accessed free of charge at the website maintained by the SEC at www.sec.gov and from the Public Reference Room of the SEC located at 100 F Street N.E. Washington, D.C. 20549.

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of the Wynnefield Group’s proxy materials, please call MacKenzie Partners, Inc. at the phone numbers listed below:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
Call Collect: (212) 929-5500

or

Call Toll Free: (800) 322-2885

APPENDIX A

Beneficial Ownership of the Wynnefield Group

The following table sets forth for the Wynnefield Group and their affiliates the number of shares of the Company’s Series A Common Stock (the “Shares”) directly beneficially owned by the members of the Wynnefield Group.

Name	Number of Shares	Approximate Percentage of Outstanding Shares(1)

Wynnefield Partners LP	522,600	5.2%
Wynnefield Offshore	335,135	3.4%
Wynnefield Partners I	594,000	6.0%
Channel	11,600	0.1%
Total	1,463,335	14.6%

——————

(1)

Based upon 10,005,192 Shares outstanding as of May 31, 2007, as set forth in the Company’s report on Form 10-K for the period ended April 1, 2007, filed with the Securities and Exchange Commission on June 20, 2007.

WCM is the sole general partner of Wynnefield Partners LP and Wynnefield Partners I and, accordingly, is the indirect beneficial owner (as that term is defined under Rule 13d-3 under the Exchange Act) of the Shares that Wynnefield Partners LP and Wynnefield Partners I beneficially own. WCM, as the sole general partner of Wynnefield Partners LP and Wynnefield Partners I, has the sole power to direct the voting and disposition of the Shares that Wynnefield Partners LP and Wynnefield Partners I beneficially own. Nelson Obus and Joshua Landes are the co-managing members of WCM and, accordingly, each of Messrs. Obus and Landes is the indirect beneficial owner (as that term is defined under Rule 13d-3 under the Exchange Act) of the Shares that WCM beneficially owns.

Each of Messrs. Obus and Landes, as co-managing members of WCM, shares with the other the power to direct the voting and disposition of the Shares that WCM beneficially owns. WCI is the sole investment manager of Wynnefield Offshore and, accordingly, is the indirect beneficial owner (as that term is defined under Rule 13d-3 under the Exchange Act) of the Shares that Wynnefield Offshore beneficially owns.

WCI, as the sole investment manager of Wynnefield Offshore, has the sole power to direct the voting and disposition of the Shares that Wynnefield Offshore beneficially owns. Messrs. Obus and Landes are executive officers of WCI and, accordingly, each of Messrs. Obus and Landes is the indirect beneficial owner (as that term is defined under Rule 13d-3 under the Exchange Act) of the Shares that WCI beneficially owns. Each of Messrs. Obus and Landes, as executive officers of WCI, shares with the other the power to direct the voting and disposition of the Shares that WCI beneficially owns.

Mr. Obus is the sole general partner of Channel and, accordingly, is the indirect beneficial owner (as that term is defined under Rule 13d-3 under the Exchange Act) of the Shares that Channel beneficially owns. Mr. Obus, as the general partner of Channel, has the sole power to direct the voting and disposition of the Shares beneficially owned by Channel.

Reference is made to the Schedule 13D filing of the Wynnefield Group, as amended, for a more complete description of the beneficial ownership interests of the respective parties.

Beneficial Ownership of the Nominees

The following table contains a summary of the total number of Shares beneficially owned by the Nominees:

Name	Number of Shares		Approximate Percentage of Outstanding Shares(1)

Nelson Obus	1,463,335	(2)	14.6%
Frederick G. Wasserman	0		—

——————

(1)

Based upon 10,005,192 Shares outstanding as of May 31, 2007, as set forth in the Company’s report on Form 10-K for the period ended May 31, 2007, filed with the Securities and Exchange Commission on June 20, 2007.

(2)

Includes (i) 522,600 Shares that Mr. Obus is the indirect beneficial owner of (as that term is defined under Rule 13d-3 under the Exchange Act) through his position as co-managing member of WMC, the sole general partner of Wynnefield Partners LP; (ii) 594,000 Shares that Mr. Obus is the indirect beneficial owner of (as that term is defined under Rule 13d-3 under the Exchange Act) through his position as co-managing member of WCM, the sole general partner of Wynnefield Partners I; (iii) 335,135 Shares that Mr. Obus is the indirect beneficial owner of (as that term is defined under Rule 13d-3 under the Exchange Act) through his position as an executive officer of WCI, the sole investment manager of Wynnefield Offshore; and (iv) 11,600 Shares that Mr. Obus is the indirect beneficial owner of (as that term is defined under Rule 13d-3 under the Exchange Act) through his position as sole general partner of Channel.

APPENDIX B

Trading Activity of the Nominees and the Wynnefield Group

The following table contains a summary description of all purchases and sales of Shares of the Company, if any, effected within the past two years by or on behalf of the Nominees or the Wynnefield Group.

Holder	No. of Shares	Action	Date

Wynnefield Partners LP	7,000	Purchase	7-14-06
Wynnefield Partners I	5,000	Purchase	6-24-05
	9,800	Purchase	7-14-06
Wynnefield Offshore	12,700	Purchase	7-14-06

WYNNEFIELD GROUP

PROXY VOTING INSTRUCTION CARD

CONTROL NUMBER:

Your vote is important. Casting your vote in one of the three ways described on this instruction card votes all shares of Series A Common Stock of Crown Crafts, Inc. that you are entitled to vote.

Please consider the issues discussed in the proxy statement and cast your vote:

By Mail

Completing, dating, signing and mailing the GOLD proxy card in the postage-paid envelope included with the proxy statement.

Via Internet

Accessing the World Wide Web site http://www.cesvote.com . Enter the Control Number shown above and follow the instructions to vote via the internet.

By Phone

Using a touch-tone telephone to vote by phone from the U.S. or Canada toll free. Have your proxy card ready. Simply dial 1-888-693-8683, enter the Control Number shown above and follow the instructions. When you are finished voting, your vote will be confirmed, and the call will end.

You can vote by phone or via the internet any time prior to 11:59 p.m. Eastern Daylight Time on Monday, August 13, 2007. You will need the Control Number printed at the top of this instruction card to vote by phone or via the internet. If you do so, you do not need to mail in your proxy card.

GOLD PROXY CARD

2007 ANNUAL MEETING OF STOCKHOLDERS OF CROWN CRAFTS, INC.

THIS PROXY IS BEING SOLICITED BY THE WYNNEFIELD GROUP

The undersigned, revoking any proxy previously given, hereby appoints Nelson Obus, Max W. Batzer and Jeffrey S. Tullman, and each of them, as attorneys and proxies (each with the power to act alone and with the power of substitution and revocation) to vote in the name of and as proxies for the undersigned at the 2007 Annual Meeting of Stockholders of Crown Crafts, Inc. (the “Company”) to be held on Tuesday, August 14, 2007 at 10:00 a.m. central daylight time at the Company’s headquarters, 916 South Burnside Ave, Gonzales, Louisiana 70737 and at any adjournments, postponements or continuations thereof, according to the number of votes that the undersigned would be entitled to cast if personally present on the following matter:

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. Unless otherwise specified, this proxy will be voted “FOR” the election of Nelson Obus and Frederick G. Wasserman as directors and “FOR” the persons who have been nominated by the Company to serve as directors, other than William T. Deyo, Jr. and Steven E. Fox. This proxy revokes all prior proxies given by the undersigned.

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD TODAY
(continued and to be signed on reverse side)

THE WYNNEFIELD GROUP STRONGLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE WYNNEFIELD GROUP’S NOMINEES LISTED IN PROPOSAL 1.

PROPOSAL 1.

ELECTION OF DIRECTORS – To elect as Class I directors of the Company for three-year terms of office: (1)  Nelson Obus, (2) Frederick G. Wasserman

FOR___	WITHHOLD___	FOR ALL EXCEPT___

The Wynnefield Group intends to use this proxy to vote (i) FOR Messrs. Obus and Wasserman, and (ii) FOR the persons who have been nominated by the Company to serve as directors, other than William T. Deyo, Jr. and Steven E. Fox, for whom the Wynnefield Group is NOT seeking authority to vote for and WILL NOT exercise any such authority. To withhold authority to vote for the election of Messrs. Obus and Wasserman and all candidates nominated by the Company, other than William T. Deyo, Jr. and Steven E. Fox, place an X next to “Withhold.” To withhold authority to vote for the election of one or more nominees, including Messrs. Obus and Wasserman and those candidates nominated by the Company, other than William T. Deyo, Jr. and Steven E. Fox, place an X next to “For All Except” and write the name of such nominee(s) on the line above. You should refer to the proxy statement and form of proxy distributed by the Company for the names, background, qualifications and other information concerning the Company’s nominees.

There is no assurance that any of the Company’s nominees will serve as directors if Messrs. Obus or Wasserman are elected to the Board. In the event that one or more of the Wynnefield Group’s Nominees is elected and that one or more of the Company’s nominees declines to serve with such Nominee or Nominees, the Bylaws of the Company provide that director vacancies may be filled by majority vote of the directors then in office.

IF NO DIRECTION IS INDICATED WITH RESPECT TO PROPOSAL 1, THIS PROXY WILL BE VOTED FOR THE ELECTION OF NOMINEES DESCRIBED IN PROPOSAL 1.

In their discretion, the proxies are authorized to vote upon such other business as may be properly presented to the meeting or any adjournment, postponement or continuation thereof, and is unknown to the proxies and their representatives a reasonable time before the proxy solicitation.

IMPORTANT: PLEASE SIGN AND DATE BELOW.

Dated:________________________________, 2007

___________________________________________

Signature

___________________________________________

Signature if jointly held

Title:______________________________________

Please sign exactly as your name appears hereon or on your proxy card previously sent to you. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporation name by the President or other duly authorized officer. If a partnership, please sign in partnership name by authorized person.